UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 31, 2013

Cole Corporate Income Trust, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-54940	27-2431980
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2325 East Camelback Road, Suite 1100, Phoenix, Arizona 85016
(Address of principal executive offices)
(Zip Code)

(602) 778-8700
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement
Amazon – Chesterfield, VA – On July 31, 2013, Cole ID Chesterfield VA, LLC, a Delaware limited liability company, which is a wholly-owned subsidiary of Cole Corporate Income Operating Partnership, LP, the operating partnership of Cole Corporate Income Trust, Inc. (the "Company"), entered into an agreement of purchase and sale with US RIO, LP ("US RIO"), an affiliate of US Real Estate Limited Partnership, (“US Real Estate”), neither of which is affiliated with the Company, its advisor or affiliates. Pursuant to the terms of the agreement of purchase and sale, the Company agreed to purchase a 1,015,740 square foot distribution facility located in Chesterfield, Virginia (the “Chesterfield Property”) for a gross purchase price of $81.3 million, exclusive of closing costs. The Chesterfield Property was constructed in 2012, is 100% leased to Amazon.com.kydc, LLC, a wholly-owned subsidiary of Amazon.com, Inc. ("Amazon"), and the lease is guaranteed by Amazon.
Amazon – Murfreesboro, TN – On July 31, 2013, Cole ID Murfreesboro TN, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company, entered into an agreement of purchase and sale with US Real Estate, which is not affiliated with the Company, its advisor or affiliates. Pursuant to the terms of the agreement of purchase and sale, the Company agreed to purchase a 1,015,740 square foot distribution facility located in Murfreesboro, Tennessee (the “Murfreesboro Property”) for a gross purchase price of $69.1 million, exclusive of closing costs. The Murfreesboro Property was constructed in 2012, is 100% leased to Amazon.com.dedc, LLC, a wholly-owned subsidiary of Amazon, and the lease is guaranteed by Amazon.
The Company, through the foregoing subsidiaries, acquired the Chesterfield Property and Murfreesboro Property (collectively, "the Properties") from US RIO and US Real Estate, respectively, on July 31, 2013. The purchases of the Properties were funded with proceeds from the Company’s ongoing public offering of common stock and available borrowings. In connection with the acquisitions, the Company paid an affiliate of Cole Corporate Income Advisors, LLC, the Company’s advisor, acquisition fees of approximately $3.0 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 6, 2013	COLE CORPORATE INCOME TRUST, INC.
	By:	/s/ Gavin B. Brandon
	Name:	Gavin B. Brandon
	Title:	Vice President of Accounting
Principal Accounting Officer

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